December 2007 Filed pursuant to Rule 433 dated November 23, 2007 Relating to Preliminary Pricing Supplement No. 442 dated November 23, 2007 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Equities

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Discretionary Select Sector SPDR Fund
Outperformance PLUS provide the opportunity to gain capped leveraged exposure to the relative outperformance of one underlier over another. If the selected underlier has outperformed the other underlier, investors will receive the stated principal amount of their investment plus a capped leveraged amount based on the relative outperformance.  If the selected underlier has underperformed the other underlier, the investor will lose 1% for every 1% of relative underperformance.  The Outperformance PLUS do not offer any principal protection.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per Outperformance PLUS (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per Outperformance PLUS
Pricing date:	December , 2007
Original issue date:	December , 2007 (5 business days after the pricing date)
Maturity date:	January 20, 2009, subject to postponement for market disruption events
XLP Staples Shares:	Shares of the Consumer Staples Select Sector SPDR Fund
XLY Discretionary Shares:	Shares of the Consumer Discretionary Select Sector SPDR Fund
Payment at maturity:	▪ If the XLP Staples Shares outperform the XLY Discretionary Shares:the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity; or
▪
If the XLP Staples Shares underperform the XLY Discretionary Shares:
the product of (i) $10 times (ii) 1 plus the outperformance return
This amount will be less than the stated principal amount of $10.

Maximum payment at maturity:	$12.00 to $12.40 (120% to 124% of the stated principal amount), as determined on the pricing date
Participation rate:	300%
The XLP Staples Shares return minus the XLY Discretionary Shares return
Outperformance return:	▪ If the XLP Staples Shares outperform the XLY Discretionary Shares, the outperformance return will be positive
▪ If the XLP Staples Shares underperform the XLY Discretionary Shares, the outperformance return will be negative
XLP Staples Shares return:	XLP Staples Shares final price – XLP Staples Shares initial price XLP Staples Shares initial price
XLY Discretionary Shares return:	XLY Discretionary Shares final price – XLY Discretionary Shares initial price XLY Discretionary Shares initial price
XLP Staples Shares initial price:	The closing price of the XLP Staples Shares on the pricing date.
XLP Staples Shares final price:	The closing price of the XLP Staples Shares on the valuation date times the applicable adjustment factor.
XLY Discretionary Shares initial price:	The closing price of the XLY Discretionary Shares on the pricing date.
XLY Discretionary Shares final price:	The closing price of the XLY Discretionary Shares on the valuation date times the applicable adjustment factor.
Adjustment factor:
The adjustment factor will be 1.0 for each of the XLP Staples Shares and the XLY Discretionary Shares, in each case subject to adjustment in the event of certain events affecting the applicable shares.

Valuation date:	January 15, 2009, subject to postponement for certain market disruption events
CUSIP:	61747W737
Listing:	The Outperformance PLUS will not be listed on any securities exchange.
Minimum ticketing size:	100 Outperformance PLUS
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Outperformance PLUS	$10	$0.15	$9.85
Total:	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Outperformance PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Outperformance PLUS.  Please see “Syndicate Information” on page 7 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT AND THE RELATED PROSPECTUS SUPPLEMENT
AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 442 dated November 23, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007    Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

Investment Overview

Outperformance PLUS
The Outperformance PLUS will not pay any interest and will not provide any principal protection. Instead, the Outperformance PLUS will pay a capped 300% leveraged return based on the positive difference, if any, between the percentage performance of the XLP Staples Shares relative to the percentage performance of the XLY Discretionary Shares.  If the XLP Staples Shares underperform the XLY Discretionary Shares, the Outperformance PLUS will pay an amount which will be less than the stated principal amount based on a 1% loss of principal for each 1% of underperformance.  Accordingly, you will lose some or all of your investment if the XLP Staples Shares underperform the XLY Discretionary Shares.  The Outperformance PLUS are based on relative performance.  Consequently, you will earn a positive return even if both shares go down over the term of the Outperformance PLUS as long as the XLP Staples Shares have decreased less than the XLY Discretionary Shares.  Similarly, you may earn a negative return even if both shares go up over the term of the Outperformance PLUS, if the price of the XLP Staples Shares has increased less than the price of the XLY Discretionary Shares.

Underlying Shares Overview

XLP Staples Shares
The XLP Staples Shares are shares of the Consumer Staples Select Sector SPDR Fund.  The Consumer Staples Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Staples Select Sector Index.  The Consumer Staples Select Sector Index is designed to measure performance of certain public companies that represent the consumer staples sector of the S&P 500 Index.  The Consumer Staples Select Sector Index includes companies in the following industries: food and staples retailing, beverages, food products, tobacco, household products and personal products.

XLY Discretionary Shares
The XLY Discretionary Shares are shares of the Consumer Discretionary Select Sector SPDR Fund.  The Consumer Discretionary Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Discretionary Select Sector Index.  The Consumer Discretionary Select Sector Index is designed to measure performance of certain public companies that represent the consumer discretionary sector of the S&P 500 Index.  The Consumer Discretionary Select Sector Index includes companies in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.

Information as of market close on November 20, 2007:

XLP Staples Shares		XLY Discretionary Shares
Bloomberg Ticker Symbol:	XLP	Bloomberg Ticker Symbol:	XLY
Current Share Price:	$28.60	Current Share Price:	$33.29
52 Week High Closing Price (on 11/20/2007):	$28.60	52 Week High Closing Price (on 6/04/07):	$40.41
52 Week Low Closing Price (on 11/27/06):	$25.41	52 Week Low Closing Price (on 11/19/07):	$33.26
52 Weeks Ago:	$25.81	52 Weeks Ago:	$37.96

December 2007	Page 2

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

Outperformance Return

The following graph plots the Outperformance Returns of the XLP Staples Shares relative to the XLY Discretionary Shares over rolling thirteen month periods commencing on each day in the period from December 22, 1998 to October 21, 2006.  Accordingly, each plot point in the graph below represents the Outperformance Return as calculated for the thirteen month period ending on the day related to the plot point within the period commencing on January 22, 2000 and ending on November 21, 2007 (e.g. the plot point for November 21, 2007 shows the Outperformance Return for the thirteen months from October 21, 2006 to November 21, 2007).

Outperformance Return Calculated for each day from January 22, 2000 to November 21, 2007

December 2007	Page 3

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

Key Investment Rationale

These Outperformance PLUS are designed for investors who believe stocks in the consumer staples sector as represented by the XLP Staples Shares will outperform the stocks in the consumer discretionary sector as represented by the XLY Discretionary Shares over the thirteen month term of the Outperformance PLUS.  The Outperformance PLUS offer a capped 300% leveraged upside on any outperformance of the XLP Staples Shares over the XLY Discretionary Shares, with a 1% loss of principal amount for every 1% of underperformance by the XLP Staples Shares relative to the XLY Discretionary Shares.

Access
Provides an opportunity to express an outperformance view on the relative performance of one market sector over another regardless of each market sector’s actual performance over the term of the Outperformance PLUS.

Best Case Scenario
The XLP Staples Shares outperform the XLY Discretionary Shares and the Outperformance PLUS return 3x the percentage outperformance of the XLP Staples Shares relative to the XLY Discretionary Shares, subject to the maximum positive return of 20-24%.

Worst Case Scenario
The XLP Staples Shares underperform the XLY Discretionary Shares and the Outperformance PLUS provide for a 1% loss of principal for each 1% of underperformance by the XLP Staples Shares relative to the XLY Discretionary Shares.

Summary of Selected Key Risks (see page 11)

Structure Related Risks

▪	The Outperformance PLUS do not offer any principal protection

▪	Appreciation potential is limited by the maximum payment at maturity

▪	The payment at maturity is based on the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares

▪	There are risks associated with investments in securities with concentrations in a single sector

▪	Investing in the Outperformance PLUS is not equivalent to investing in the XLP Staples Shares or the XLY Discretionary Shares

Share Related Risks

▪
Adjustments to the XLP Staples Shares or the XLY Discretionary Shares or to the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index could adversely affect the value of the Outperformance PLUS

▪	The antidilution adjustments do not cover every event that could affect the XLP Staples Shares or the XLY Discretionary Shares

▪	You have no shareholder rights

Secondary Market Related Risks

▪	Market price influenced by many unpredictable factors

▪
The Outperformance PLUS will not be listed, secondary trading may be limited and you could receive less, and possibly significantly less, than the stated principal amount per Outperformance PLUS if you try to sell your Outperformance PLUS prior to maturity.

▪	Inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices

▪	Hedging and trading activity could potentially affect the value of the Outperformance PLUS

Other Risks

▪	The U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain

▪	Economic interests of the calculation agent and other affiliates may be potentially adverse to investor interests

December 2007	Page 4

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

Fact Sheet

The Outperformance PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, offer no principal protection and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $10 stated principal amount of Outperformance PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares at maturity.  The Outperformance PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December , 2007	December , 2007 (5 business days after the pricing date)	January 20, 2009, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Issue price:	$10 per Outperformance PLUS (see “Syndicate Information” on page 7)
Stated principal amount:	$10 per Outperformance PLUS
XLP Staples Shares:	Shares of the Consumer Staples Select Sector SPDR Fund
XLY Discretionary Shares:	Shares of the Consumer Discretionary Select Sector SPDR Fund
Payment at maturity:	•
If the XLP Staples Shares outperform the XLY Discretionary Shares, the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity; or

• If the XLP Staples Shares underperform the XLY Discretionary Shares, an amount less than the stated principal amount and equal to the product of (i) $10 times (ii) 1 plus the outperformance return.
Please see “How the Outperformance PLUS Work” on page 8.
Maximum payment at maturity:	$12.00 to $12.40 (120% to 124% of the stated principal amount), as determined on the pricing date
Participation rate:	300%
Outperformance return:	The XLP Staples Shares return less the XLY Discretionary Shares return
• If the XLP Staples Shares outperform the XLY Discretionary Shares, the outperformance return will be positive
• If the XLP Staples Shares underperform the XLY Discretionary Shares, the outperformance return will be negative
XLP Staples Shares return:	XLP Staples Shares final price – XLP Staples Shares initial price XLP Staples Shares initial price
XLY Discretionary Shares return:	XLY Discretionary Shares final price – XLY Discretionary Shares initial price XLY Discretionary Shares initial price
XLP Staples Shares initial price:	The closing price of the XLP Staples Shares on the pricing date.
XLP Staples Shares final price:	The closing price of the XLP Staples Shares on the valuation date times the XLP applicable adjustment factor.
XLY Discretionary Shares initial price:	The closing price of the XLY Discretionary Shares on the pricing date.
XLY Discretionary Shares final price:	The closing price of the XLY Discretionary Shares on the valuation date times the applicable adjustment factor.
Adjustment factor:	The adjustment factor will be 1.0 for each of the XLP Staples Shares and the XLY Discretionary Shares, in each case subject to adjustment in the event of certain events affecting the applicable shares.
Valuation date:	January 15, 2009, subject to postponement for certain market disruption events
Risk factors:	Please see “Risk Factors” on page 11.

December 2007	Page 5

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

General Information
Listing:	The Outperformance PLUS will not be listed on any securities exchange.
CUSIP:	61747W737
Minimum ticketing size:	100 Outperformance PLUS
Tax consideration:
Although the issuer believes the Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Outperformance PLUS.

Assuming this characterization of the Outperformance PLUS is respected, the following U.S. federal income tax consequences should result.

• A U.S. Holder should not be required to recognize taxable income over the term of the Outperformance PLUS prior to maturity, other than pursuant to a sale or exchange
• Upon sale, exchange, or settlement of the Outperformance PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Outperformance PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any capital gain or loss recognized upon sale, exchange or settlement of a Outperformance PLUS should be long-term capital gain or loss if the U.S. Holder has held the Outperformance PLUS for more than one year at such time.

As discussed in the accompanying preliminary pricing supplement under “Description of Outperformance PLUS ─ United States Federal Income Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the PLUS ─ Potential Application of the Constructive Ownership Rule,” although the matter is not clear, there is a substantial risk that an investment in the Outperformance PLUS will be treated as a “constructive ownership transaction.”  If such treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Outperformance PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should consult their tax advisors regarding the potential application of the “constructive ownership” rule.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “Description of Outperformance PLUS─ United States Federal Income Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the Outperformance PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Outperformance PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Outperformance PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Outperformance PLUS by taking long positions in the XLP Staples Shares and short positions in the XLY Discretionary Shares, by taking positions in options contracts on the XLP Staples Shares and the XLY Discretionary Shares, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activities will not affect the price of the XLP Staples Shares or the XLY Discretionary Shares and, therefore, adversely affect whether the XLP Staples Shares outperform the XLY Discretionary Shares, the value of the Outperformance PLUS or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

December 2007	Page 6

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

Syndicate Information
Issue Price of the Outperformance PLUS	Selling Concession	Principal Amount of Outperformance PLUS for any single investor
$10.0000	$0.150	<$999K
$9.9750	$0.125	$1MM-$2.99MM
$9.9625	$0.1125	$3MM-$4.99MM
$9.9500	$0.100	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Outperformance PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Outperformance PLUS.  We encourage you to read the preliminary pricing supplement, the prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2007	Page 7

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

How the Outperformance PLUS Work

The following graph illustrates the payout on an Outperformance PLUS at maturity for a range of hypothetical outperformance returns.  Outperformance return is a measure of the relative performance of the XLP Staples Shares to the XLY Discretionary Shares, not of the standalone performance of the XLP Staples Shares or the XLY Discretionary Shares.  The outperformance return can be negative even when the price of the XLP Staples Shares has increased over the term of the Outperformance PLUS and can be positive even when the price of the XLP Staples Shares has declined.  Please see the “Examples – Relative Share Performances” below. The Outperformance PLUS zone illustrates the leveraging effect of the participation rate.  The graph is based on the following terms:

Stated principal amount per Outperformance PLUS:	$10
Participation rate:	300%
Hypothetical maximum payment at maturity:	$12.20

Payment at Maturity

The Outperformance Return
The Outperformance PLUS
$12.20 maximum payment at maturity
Outperformance PLUS zone
$10.00 stated principal amount
Payment at Maturity on the Outperformance PLUS
$13.00
$12.50
$12.00
$11.50
$11.00
$10.50
$10.00
$9.50
$9.00
$8.50
$8.00
$7.50
$7.00
-30%
-25%
-20%
-15%
-10%
-5%
0%
5%
10%
15%
20%
25%
30%
35%
40%
Approximately 7.33%
22%
Outperformance Return

December 2007	Page 8

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

How it works

▪
If the XLP Staples Shares outperform the XLY Discretionary Shares so that the XLP Staples Shares return is equal to or greater than the XLY Discretionary Shares return, the outperformance return will be equal to or greater than zero and an investor will realize a payment at maturity based on that outperformance return and the participation rate, subject to the maximum payment at maturity.  In the payoff diagram above, an investor will realize the maximum payment at maturity at an outperformance return of approximately 7.33%.

▪	If the outperformance return is 5%, the investor would receive a 15% return, or $11.50.

▪	If the outperformance return is 25%, the investor would receive the hypothetical maximum payment at maturity of 122% of the stated principal amount, or $12.20.

▪
If the XLP Staples Shares underperform the XLY Discretionary Shares so that the XLY Discretionary Shares return is greater than the XLP Staples Shares return, the payment at maturity will be an amount which is less than the stated principal amount based on a 1% loss of principal for each 1% of underperformance.

▪	If the outperformance return is – 15%, the investor would receive a – 15% return, or $8.50.

▪	If the outperformance return is – 100%, the investor will lose their entire investment.

Examples– Relative Share Performances
The following examples demonstrate the effect of the relative performances of each of the XLP Staples Shares and XLY Discretionary Shares on your investment return and are based on the hypothetical terms set out on the preceding page.

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
XLP Staples Shares return:	7%	– 10%	30%	– 5%	15%	5%
XLY Discretionary Shares return:	2%	– 15%	5%	5%	30%	105%
Amount of outperformance:	5%	5%	25%	-	-	-
Amount of underperformance:	-	-	-	10%	15%	100%
Outperformance return:	5%	5%	25%	– 10%	– 15%	– 100%
Payment at maturity:	$11.50	$11.50	$12.20	$9.00	$8.50	$0.00
Return on Outperformance PLUS:	15%	15%	22%	– 10%	– 15%	– 100%

December 2007	Page 9

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

In Example 1, the price of the XLP Staples Shares has increased 7% and the price of the XLY Discretionary Shares has increased 2%, giving an outperformance return of 5% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  The payment at maturity is therefore $11.50, which represents a 15% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (5% x 300%)]), subject to the maximum payment at maturity = $11.50

In Example 2, the price of the XLP Staples Shares has decreased 10% and the price of the XLY Discretionary Shares has decreased 15%, giving an outperformance return of 5% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  The payment at maturity is therefore $11.50, which represents a 15% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (5% x 300%)]), subject to the maximum payment at maturity = $11.50

Accordingly, even though theprice of the XLP Staples Shares has decreased over the term of the Outperformance PLUS, the XLP Staples Shares have still outperformed the XLY Discretionary Shares and as such, you will receive a positive return on your investment.

In Example 3, the price of the XLP Staples Shares has increased 30% and the price of the XLY Discretionary Shares has increased 5%, giving an outperformance return of 25% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  The payment at maturity is therefore the hypothetical maximum payment at maturity of $12.20, which represents a 22% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (25% x 300%)]), subject to the maximum payment at maturity = $12.20

Accordingly, even though the XLP Staples Shares have outperformed the XLY Discretionary Shares by 25%, your payment at maturity is capped by the hypothetical maximum payment at maturity of 122% of the stated principal amount (or $12.20).  You will not receive the benefit of any outperformance in excess of the maximum payment at maturity.

In Example 4, the price of the XLP Staples Shares has decreased 5% and the price of the XLY Discretionary Shares has increased 5%, giving an outperformance return of – 10% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  The payment at maturity is therefore $9.00, which represents a – 10%  return on the Outperformance PLUS.

Payment at maturity =  $10 times [1 + (– 10%)] = $9.00

Accordingly, the negative performance of the XLP Staples Shares, combined with the positive performance of the XLY Discretionary Shares, results in a greater loss on your investment in the Outperformance PLUS than the negative performance of the XLP Staples Shares alone.

In Example 5, the price of the XLP Staples Shares has increased 15% and the price of the XLY Discretionary Shares has increased 30%, giving an outperformance return of – 15% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  Because the XLP Staples Shares have underperformed relative to the XLY Discretionary Shares, the payment at maturity is $8.50, which represents a – 15% return on the Outperformance PLUS.

Payment at maturity =  $10 times [1 + (– 15%)] = $8.50

Accordingly, even though the price of the XLP Staples Shares has increased over the term of the Outperformance PLUS, the XLP Staples Shares have underperformed the XLY Discretionary Shares and as such, you will receive a payment at maturity which is less than the $10 stated principal amount by an amount proportionate to the underperformance.

In Example 6, the price of the XLP Staples Shares has increased 5% and the price of the XLY Discretionary Shares has increased 105%, giving an outperformance return of – 100% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  The payment at maturity is therefore $0.00, which represents a – 100% return on the Outperformance PLUS.

Payment at maturity = $10 times [1 + (– 100%)]) = $0.00

Accordingly, even though the price of the XLP Staples Shares has increased over the term of the Outperformance PLUS, the XLP Staples Shares have underperformed the XLY Discretionary Shares by 100% and as such, you will receive zero payment at maturity.  If the outperformance return is equal to or less than – 100%, you will lose all of your investment in the Outperformance PLUS.

December 2007	Page 10

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

Risk Factors

The Outperformance PLUS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the Outperformance PLUS.  Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the Outperformance PLUS and the suitability of such Outperformance PLUS in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the Outperformance PLUS.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.

Structure Specific Risk Factors

▪
The Outperformance PLUS do not pay interest nor guarantee return of principal. The terms of the Outperformance PLUS differ from those of ordinary debt securities in that we will not pay you interest and will not offer any principal protection.  Instead, at maturity you will receive for each $10 stated principal amount of Outperformance PLUS that you hold an amount in cash based upon the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares.  If the XLP Staples Shares underperform the XLY Discretionary Shares, you will receive an amount in cash at maturity that is less than the $10 stated principal amount by an amount proportionate to the negative outperformance return.  In these circumstances, you will lose some or all of your investment in the Outperformance PLUS.

▪
Appreciation potential is limited.  The appreciation potential of the Outperformance PLUS is limited by the maximum payment at maturity of $12.00 to $12.40, or 120% to 124% of the stated principal amount.  Although the participation rate provides 300% exposure to any positive outperformance return, because the payment at maturity will be limited to 120% to 124% of the stated principal amount for the Outperformance PLUS, the enhanced return provided by the participation rate is progressively reduced as the outperformance return exceeds approximately 6.67% to 8.00%.

▪
The payment at maturity is based on the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares. The payment at maturity is based on the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares.  Accordingly, the XLP Staples Shares must increase over the term of the Outperformance PLUS by a greater percentage (or, if the XLY Discretionary Shares and the XLP Staples Shares both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the XLY Discretionary Shares.  If the XLP Staples Shares underperform the XLY Discretionary Shares, you will lose some or all of your money on your investment even if the price of the XLP Staples Shares has increased over the term of the Outperformance PLUS.  In addition, price movements in either shares will affect the payment at maturity and a decrease in the XLP Staples Shares combined with an increase in the XLY Discretionary Shares will amplify the underperformance and consequently the loss on the Outperformance PLUS at maturity.

▪
There are risks associated with investments in securities with concentrations in two market sectors.  The payment at maturity on the Outperformance PLUS is based on the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares.  The stocks included in the Consumer Staples Select Sector Index and that are generally tracked by the XLP Staples Shares are stocks of companies that represent the consumer staples sector of the S&P 500 Index.  The stocks included in the Consumer Discretionary Select Sector Index and that are generally tracked by the XLY Discretionary Shares, which the XLP Staples Shares must outperform for you to receive a positive return on your investments, are stocks of companies that represent the consumer discretionary sector of the S&P 500 Index.  Accordingly, the return on the Outperformance PLUS is concentrated on the performance of the stocks in those two market sectors and will be subject to the industry-specific risks of both industry sectors.  In addition, the value of the Outperformance PLUS can be expected to be subject to more price volatility over the term of the Outperformance PLUS than would an Outperformance PLUS tied to market indices with more diversified market exposure, and the Outperformance PLUS may be subject to risk of greater loss of principal at maturity as a result of the underlying volatility of either or both of the XLP Staples Shares or the XLY Discretionary Shares.

December 2007	Page 11

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

As of November 20, 2007, the Consumer Staples Select Sector Index included 39 component stocks in the following industries: food and staples retailing, beverages, food products, tobacco, household products and personal products.  Many companies in the consumer staples sector are subject to government regulation affecting the permissibility of using various food additives and production methods, which regulations could affect company profitability.  Tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation.  Also, the success of food and soft drink companies may be strongly affected by fads, marketing campaigns and other factors affecting supply and demand.

As of November 20, 2007, the Consumer Discretionary Select Sector Index included 88 component stocks in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.  The success of consumer product manufacturers and retailers is tied closely to the performance of the overall domestic and international economy, interest rates and consumer confidence.  Success also depends heavily on disposable household income and consumer spending.  Changes in demographics and consumer tastes can also affect the demand for, and success of, consumer products in the marketplace and hence the performance of companies in the consumer discretionary sector.

▪
Investing in the Outperformance PLUS is not equivalent to investing in the XLP Staples Shares or the XLY Discretionary Shares. Investing in the Outperformance PLUS is not equivalent to investing in the XLP Staples Shares or the XLY Discretionary Shares or the component stocks of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index.  Unlike a direct investment in the XLP Staples Shares or the XLY Discretionary Shares, if the XLP Staples Shares underperform the XLY Discretionary Shares, you will lose money on your investment, even if the price of the XLP Staples Shares has increased over the term of the Outperformance PLUS.

Index Specific Risks Factors

▪
Adjustments to the XLP Staples Shares or the XLY Discretionary Shares could adversely affect the value of the Outperformance PLUS.  SSgA Funds Management, Inc., which we refer to as SSgA, is the investment adviser to the Consumer Staples Select Sector SPDR Fund and the Consumer Discretionary Select Sector SPDR Fund, which seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index, respectively.  The stocks included in each of the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s Corporation, which we refer to as S&P, from the universe of companies represented by the S&P 500 Index.  The Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index are calculated and disseminated by the American Stock Exchange.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index that could change the value of the respective Select Sector Index.  Pursuant to their investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Consumer Staples Select Sector SPDR Fund and the Consumer Discretionary Select Sector SPDR Fund.  Any of these actions could adversely affect the prices of the XLP Staples Shares and the XLY Discretionary Shares and, consequently, the value of the Outperformance PLUS.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the XLP Staples Shares or the XLY Discretionary Shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the XLP Staples Shares or the XLY Discretionary Shares. However, the calculation agent will not make an adjustment for every event that could affect the XLP Staples Shares or the XLY Discretionary Shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Outperformance PLUS may be materially and adversely affected.

▪
You have no shareholder rights. As an investor in the Outperformance PLUS, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the XLP Staples Shares, the XLY Discretionary Shares or the component stocks of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index.

December 2007	Page 12

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

Secondary Market Specific Risk Factors

▪
Market price influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the market price of the Outperformance PLUS, including: the price and performance of the XLP Staples Shares and the XLY Discretionary Shares at any time, and in particular, whether the XLP Staples Shares are outperforming or underperforming the XLY Discretionary Shares; changes in the volatility (frequency and magnitude of changes in prices) of the XLP Staples Shares and the XLY Discretionary Shares; interest and yield rates in the market; geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the component stocks of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index or stock markets generally and that may affect the closing prices of the XLP Staples Shares and the XLY Discretionary Shares on the valuation date; the time remaining until the Outperformance PLUS mature; the dividend rate on the XLP Staples Shares and the XLY Discretionary Shares; and our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your Outperformance PLUS prior to maturity.

▪
The Outperformance PLUS will not be listed.  The Outperformance PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Outperformance PLUS.  MS & Co. currently intends to act as a market maker for the Outperformance PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Outperformance PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Outperformance PLUS, the price at which you may be able to trade your Outperformance PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Outperformance PLUS.

▪
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Outperformance PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Outperformance PLUS, as well as the projected profit included in the cost of hedging our obligations under the Outperformance PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity could potentially affect the value of the Outperformance PLUS.  MS & Co. and other affiliates of ours will carry out hedging activities related to the Outperformance PLUS (and possibly to other instruments linked to the XLP Staples Shares, the XLY Discretionary Shares or the component stocks of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index), including trading in the XLP Staples Shares and/or trading short in the XLY Discretionary Shares, and by taking positions in options contracts on the XLP Staples Shares and the XLY Discretionary Shares as well as in other instruments related to the XLP Staples Shares and the XLY Discretionary Shares.  MS & Co. and some of our other subsidiaries also trade the XLP Staples Shares and the XLY Discretionary Shares and other financial instruments related to the XLP Staples Shares and the XLY Discretionary Shares and the component stocks of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the price of the XLP Staples Shares and/or decrease the price of the XLY Discretionary Shares and, as a result, could adversely affect the prices at which the XLP Staples Shares and the XLY Discretionary Shares must close before you receive a payment at maturity that is equal to or exceeds the principal amount of the Outperformance PLUS.  Additionally, such hedging or trading activities during the term of the Outperformance PLUS could potentially affect the prices of the XLP Staples Shares and the XLY Discretionary Shares, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

Other Risk Factors

▪
The U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “Description of Outperformance PLUS ─ United States Federal Income Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal

December 2007	Page 13

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

income tax consequences of investing in the Outperformance PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply to the Outperformance PLUS, in which case a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Outperformance PLUS, the timing and character of income on the Outperformance PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Outperformance PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Outperformance PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Outperformance PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying preliminary pricing supplement.

▪
Economic interests of the calculation agent and other affiliates of ours may be potentially adverse to the investors.  As calculation agent, MS & Co. will determine the XLP Staples Shares initial price, the XLY Discretionary Shares initial price, the XLP Staples Shares final price, the XLY Discretionary Shares final price, the XLP Staples Shares return, the XLY Discretionary Shares return and the outperformance return and calculate the payment at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity.

December 2007	Page 14

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

Information About the Underlying Shares

The XLP Staples Shares

The XLP Staples Shares are shares of the Consumer Staples Select Sector SPDR Fund.  The Consumer Staples Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Staples Select Sector Index.  The Consumer Staples Select Sector Index is designed to measure performance of certain public companies that represent the consumer staples sector of the S&P 500 Index.  As of November 20, 2007, the Consumer Staples Select Sector Index included 39 component stocks in the following industries: food and staples retailing, beverages, food products, tobacco, household products and personal products.

The XLY Discretionary Shares

The XLY Discretionary Shares are shares of the Consumer Discretionary Select Sector SPDR Fund.  The Consumer Discretionary Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Discretionary Select Sector Index.  The Consumer Discretionary Select Sector Index is designed to measure performance of certain public companies that represent the consumer discretionary sector of the S&P 500 Index.  As of November 20, 2007, the Consumer Discretionary Select Sector Index included 88 component stocks in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.

Historical Information

The following tables set forth the high and low closing prices, as well as end-of-quarter closing prices, of the XLP Staples Shares and the XLY Discretionary Shares for each quarter in the period from January 1, 2002 through November 20, 2007.  On November 20, 2007, the closing price of the XLP Staples Shares was $28.60 and the closing price of the XLY Discretionary Shares was $33.29.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical prices of the XLP Staples Shares and the XLY Discretionary Shares should not be taken as an indication of future performance, and no assurance can be given as to the prices of the XLP Staples Shares and the XLY Discretionary Shares on the valuation date.  We cannot give you any assurance that the performance of the XLP Staples Shares over the term of the Outperformance PLUS will be greater than the performance of the XLY Discretionary Shares so that you will receive a payment at maturity greater than the $10 stated principal amount.

December 2007	Page 15

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

XLP Staples Shares	High	Low	Period End
2002
First Quarter	26.45	24.79	26.10
Second Quarter	26.05	22.25	22.25
Third Quarter	22.47	18.88	19.79
Fourth Quarter	21.37	19.63	19.94
2003
First Quarter	20.62	17.82	18.57
Second Quarter	20.77	18.51	20.16
Third Quarter	20.85	19.77	20.32
Fourth Quarter	21.78	20.69	21.78
2004
First Quarter	23.28	21.43	22.88
Second Quarter	23.54	22.57	23.09
Third Quarter	22.98	21.43	21.66
Fourth Quarter	23.17	21.26	23.08
2005
First Quarter	23.73	22.77	23.02
Second Quarter	23.56	22.48	22.75
Third Quarter	23.58	22.52	23.28
Fourth Quarter	23.94	22.62	23.29
2006
First Quarter	24.17	23.07	23.60
Second Quarter	24.31	23.13	24.19
Third Quarter	25.74	24.00	25.38
Fourth Quarter	26.26	25.21	26.12
2007
First Quarter	27.05	25.75	26.65
Second Quarter	28.00	26.72	27.05
Third Quarter	27.98	26.28	27.98
Fourth Quarter (through November 20, 2007)	28.60	27.73	28.60

December 2007	Page 16

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Staples Select Sector SPDR Fund

XLY Discretionary Shares	High	Low	Period End
2002
First Quarter	30.69	27.75	30.04
Second Quarter	30.45	27.20	27.47
Third Quarter	27.66	21.89	22.67
Fourth Quarter	25.56	21.35	23.11
2003
First Quarter	24.37	20.90	22.73
Second Quarter	28.10	23.00	27.09
Third Quarter	29.48	26.90	27.58
Fourth Quarter	31.49	28.34	31.49
2004
First Quarter	32.49	30.60	31.75
Second Quarter	32.51	29.93	31.63
Third Quarter	31.44	28.96	31.20
Fourth Quarter	35.42	31.21	35.29
2005
First Quarter	35.06	32.73	33.16
Second Quarter	33.73	30.98	32.78
Third Quarter	35.02	31.66	32.49
Fourth Quarter	33.73	30.77	32.65
2006
First Quarter	34.02	32.93	33.66
Second Quarter	34.78	32.44	33.39
Third Quarter	35.21	31.34	34.95
Fourth Quarter	38.75	35.03	38.36
2007
First Quarter	40.19	37.28	38.03
Second Quarter	40.41	38.16	39.33
Third Quarter	40.17	35.25	36.83
Fourth Quarter (through November 20, 2007)	38.15	33.26	33.29

December 2007	Page 17

The following graph plots the respective historical percentage performances of the XLP Staples Shares and the XLY Discretionary Shares for the period from January 1, 2002 to November 20, 2007, using the prices of the shares on January 1, 2002 as the starting point.  We obtained the information below from Bloomberg Financial Markets, without independent verification.

XLP Staples Shares Performance vs XLY Discretionary Shares Performance January 1, 2002 to November 20, 2007

December 2007	Page 18